                                                                      EXHIBIT 15

Koger Equity, Inc.
8880 Freedom Crossing Trail
Jacksonville, Florida  32256-8280

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 1999 and 1998, June 30, 1999 and 1998, and September 30, 1999, and 1998, as
indicated in our reports dated April 30, 1999, July 30, 1999, and November 1, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1993, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP
Certified Public Accountants
Jacksonville, Florida
March 24, 2000



                                       11